UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Splunk Inc.

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Subject Company: Splunk Inc.

Commission File No.: 001-35498

The following is the transcript used in a webcast for investors presented jointly by Cisco Systems, Inc. and Splunk Inc. held on September 21, 2023.

Event Name: Cisco Systems, Inc., Investor Webcast

Event Date: Thursday, September 21, 2023, 8:15 a.m. Eastern

Officers and Speakers

Marilyn Mora; Cisco Systems, Head of Investor Relations

Charles Robbins; Cisco Systems, Chairman, Chief Executive Officer

Gary Steele; Splunk, President and Chief Executive Officer

Scott Herren; Cisco Systems, Executive Vice President, Chief Financial Officer

Analysts

Meta Marshall; Morgan Stanley Investment Research

Michael Ng; Goldman Sachs

Ittai Kidron; Oppenheimer

David Vogt; UBS

Presentation

Operator: Welcome, and thank you for standing by. Today’s conference is being recorded; if you have any objections, you may disconnect at this time.

Now I will turn the meeting over to Marilyn Mora, Head of Cisco Investor Relations. Thank you; you may begin.

Marilyn Mora: Thank you. Good morning, everyone. This is Marilyn Mora, Head of Investor Relations at Cisco. I’d like to thank you for joining us today to discuss our announcement of Cisco’s intent to acquire Splunk.

This morning I am joined by Chuck Robbins, Chair and CEO of Cisco; Gary Steele, President and CEO of Splunk; and Scott Herren, CFO at Cisco.

A press release with information on today’s announcement can be found on the websites of both companies at www.cisco.com and www.splunk.com. A corresponding webcast with slides will be made available on our website in the Investor Relations section following the call. Additionally, a replay of this conference call will be made available in the Investor Relations section of our website.

The matters that both companies will be discussing today include forward-looking statements, and as such are subject to risks and uncertainties. These risks and uncertainties include those risk factors discussed in the most recent reports on forms 10-Q and 10-K filed by each company, as well as those discussed in the joint press release announcing this acquisition. These and other risks and uncertainties could cause actual results to differ from those contained in our forward-looking statements.

I would like to remind the audience that today’s call will pertain strictly to Cisco’s agreement to acquire Splunk. None of the comments in this call should be viewed as an update on either Cisco’s current quarter or Splunk’s current or recently completed quarter.

Now I’m very much excited to turn the call over to Chuck Robbins, Chair and CEO of Cisco.

Charles Robbins: Thanks, Marilyn. Good morning, everyone. Thanks so much for joining us today, particularly on such short notice. As you can see by our announcement, this is a very exciting day for Cisco. Earlier this morning, we announced our intent to acquire Splunk, a leader in cybersecurity and observability, which are among the fastest-growing markets today. Together, we will become one of the larger software companies globally.

This deal is in line with our M&A strategy that we have consistently communicated. We’ve taken a disciplined approach, and Splunk aligns well across all our key evaluation criteria, including strategic fit, culture fit, transformation strategy and valuation.

Over the last several years, we’ve strengthened our position in high-growth markets through both organic and inorganic investments to drive continued innovation in AI, security and observability. Together, these have further strengthened Cisco’s portfolio across these areas. The combination of Cisco and Splunk further enhances and accelerates our strategy to securely connect everything to make anything possible.

The IT landscape is changing faster than we’ve ever seen. With hyperconnectivity, AI and increasing cyber threats, the value of data only increases, and that’s why this deal makes sense. Together, we will tackle these challenges head on and help our customers become more resilient and secure.

Let me share a few of the reasons why Cisco and Splunk are a strong strategic fit and why we find this combination compelling for our customers and partners. Cisco has an incredibly strong portfolio to help our customers rearchitect their applications, secure their enterprises, navigate and power hybrid work, and of course, modernize their infrastructure to manage the demands of IT today. With Splunk’s leading platform in security and observability, it’s going to strengthen and accelerate our ability to bring more innovation to our customers. Our combined capabilities will create an end-to-end data platform to enhance digital resiliency. For example, Splunk’s security capabilities complement our existing security portfolio very well. Through the integration of Cisco’s Extended Detection and Response platform, our vast security insights, and Splunk’s Security Information and Event Management offering, we’ll be able to help our customers move from threat detection and response to threat prediction and prevention.

In terms of observability, our complementary capabilities will offer observability for the full IT stack, from the application to the network across hybrid and multi-cloud environments. With this enhanced capability, correlated with business context, customers will be able to deliver more reliable and effective application experiences. Together, Cisco and Splunk will deliver an end-to-end enterprise-grade full stack observability platform.

In terms of AI, we’ve discussed our huge opportunity in building out AI networks with hyperscalers. As we mentioned last quarter, we’ve already taken $0.5 billion of orders for AI infrastructure. There is also a huge opportunity with enterprises to help them responsibly unlock the opportunities that come with AI. Together with our visibility into the data, the substantial scale we bring and a deep foundation of trust, we are very well positioned to lead in this space.

This deal also further strengthens our financial position and accelerates our business transformation. Upon closing, we would expect to add $4 billion in ARR. In addition, we expect to drive more software sales and overall TAM acceleration and expansion.

The combination also supports our commitment to driving long-term shareholder value creation. There is no change to our capital allocation strategy. We remain committed to maintaining a strong balance sheet, driving operating leverage, steadily increasing our dividend and maintaining the current share buyback rate.

I’m also excited about the strong cultural fit between our two organizations. They have incredibly talented teams and we share deep-rooted values around innovation, customer success, trust and transparency, and inclusion. Both companies are regularly recognized as great places to work. Coming together with a shared vision and common beliefs will drive greater innovation for our customers and stronger growth.

Now I’m pleased to introduce Gary Steele, Splunk’s CEO. Gary, I want to say thank you for the partnership, and I’m very much looking forward to what we will achieve together.

Gary Steele: Thank you, Chuck. It’s a pleasure to be with you and Scott on the call discussing this compelling transaction.

Joining forces with Cisco is a transformative milestone for Splunk and an exceptional outcome for our shareholders, customers and talented team. I was excited to join Splunk in early 2022 because I saw a business with an incredible opportunity to innovate, outstanding technology and people, and the building blocks necessary to transform the way organizations harness and protect data.

Over the last year and a half, we have made significant progress to achieve this goal. With a steadfast focus on execution, we have increased our innovation velocity, grown our security and observability businesses and enhanced the value we deliver for our customers and partners. Our combination with Cisco is a testament to all that we have accomplished. We are confident that this sets us on a path to build on our momentum and enter an exciting new chapter.

We couldn’t have achieved this level of success without the hard work and dedication of Splunkers, who have worked tirelessly to evolve our business and execute on our strategy while delivering innovative services and products to our customers. Today’s announcement is an incredible opportunity that I am proud to share with this team.

Today also represents the natural next step in our journey, one that will unlock exciting opportunities for our customers, our partners and our employees. Through this combination, we will join forces with a longtime trusted partner in Cisco who shares our passion for innovation and customer success.

Splunk’s success has always been grounded in our fundamental customer promise: the ability to stay ahead of an enterprise’s needs in order to deliver products and solutions that keep their mission-critical systems secure and resilient. That will not change as we join Cisco. In fact, this combination is about building on our customer promise, harnessing the power of data and AI, as we integrate our complementary capabilities to transform the modern-day tech economy. Together, we will capitalize on a significant opportunity to integrate and build on Splunk and Cisco’s industry-leading solutions, to apply AI to the security, observability and network operations.

This transaction will also allow us to bring together two complementary organizations with some of the best talent in the industry to power our continued success and innovation. Through our nearly 10-year-long partnership with Cisco, we’ve gotten to know their business and leaders well. Along the way, we’ve come to recognize how like-minded our organizations are, including our similar cultures and values. Like Splunk, Cisco embraces a customer-centered culture focused on innovation and growth while also prioritizing the importance of diversity, equity, inclusion and belonging, and community among its people.

As part of Cisco, we expect Splunkers to benefit from additional investment in our teams and expanded professional opportunities. And just as importantly, we intend to continue fostering the distinct identity that sets Splunk apart now and over the long term.

And finally, just as this transaction represents a huge opportunity for our customers, partners and employees, it’s also a significant achievement for our shareholders. We have worked hard over the past 18 months to deliver on our commitments to our shareholders and create value as a standalone company by driving durable growth with increasing profitability. The transaction with Cisco allows us to both capitalize on these successes and further enhance shareholder value by securing a premium valuation while also reducing risk through immediate cash consideration. I trust that our stakeholders will share in my excitement about today’s news and look forward to the journey ahead.

And with that, I’ll turn it over to Scott.

Scott Herren: Thanks, Gary. As Chuck noted, we’ve always taken a disciplined approach to acquisitions that support long-term shareholder value creation and are aligned with our strategic goals. Throughout our company history, our focus has been to support the growth of the company while accelerating and expanding our TAM in high-growth markets and where we can add differentiated value.

As we have consistently said, when we look at acquisitions, we evaluate four key criteria: strategic fit, culture fit, recurring revenue model and valuation. As you heard from Chuck and Gary, we believe today’s announcement meets all of these criteria and brings a world-class management team and talented employees with a shared vision of the future.

Let me now briefly review the details of the transaction. Cisco intends to acquire Splunk for $157 per share in cash, representing approximately $28 billion in equity value, and will be financed with a combination of cash and debt. The acquisition will not impact our previously announced share buyback program or our intention to steadily increase our dividends. The transaction was unanimously approved by the board of directors of both companies. We expect to close by the end of the third quarter of calendar 2024, subject to regulatory approval and other customary closing conditions, including approval by Splunk shareholders.

We’re excited to be announcing this acquisition, as Splunk is an extraordinary [indiscernible] and a clear technology leader in very important and strategic markets that will transform our long-term growth profile. We expect to realize several financial benefits, including significant synergies over time with go-to-market and new product synergies, accelerating revenue growth and gross margin expansion, expect to be cash-flow-positive in the first year post-close with immaterial EPS dilution, we expect to be accretive to both cash flow and non-GAAP EPS in Year 2 and beyond, and we will accelerate recurring revenue, as we expect to add $4 billion in ARR.

We’re confident that the Splunk business perfectly aligns to our long-term strategy for growth, accelerates our business transformation and enables us to take advantage of the many opportunities ahead in AI, security and observability, and we believe it’s the right strategic and cultural fit at the right valuation and at the right time.

I’ll turn it back to Chuck.

Charles Robbins: Thanks, Scott. Just to wrap, as I hope you can tell, we’re very excited about the opportunity ahead as we bring together our two companies. I want to reiterate a few of the reasons why I believe — we believe this is compelling.

Cisco and Splunk together are a very strong strategic fit. This is a unique opportunity to expand our business in exciting, fast-growing markets, driving significant synergies. We believe that together, we can better serve our customers and deliver even greater innovation across AI, security and observability. It also is good for both Cisco’s and Splunk’s shareholders, as this deal is expected to drive long-term revenue growth, higher recurring revenues and significant stockholder value. Lastly, our two teams share a passion for building a strong culture where our people can thrive. We believe the combination of both companies provides a strong foundation for a bright future, and I’m excited to welcome Splunk’s team to Cisco.

Marilyn, I’ll now turn it over to you for Q&A.

Marilyn Mora: Great, thanks, Chuck. Julie, let’s go ahead and queue up the line for questions.

Questions & Answers

Operator: [Operator Instructions]

Our first question comes from Meta Marshall with Morgan Stanley.

Meta Marshall: Maybe just a question on — you know, you have spent kind of the last year or couple of years re-platforming, kind of, the security portfolio and making changes to that team, and I guess I just wanted to get a sense of how you see Splunk, the timeline that you see integrating Splunk into that, and the changes that that brings to the security platform. Thanks.

Charles Robbins: Thanks, Meta. Yes, we have great new leadership in the security business unit. We’ve launched significant innovation this year, and if you specifically think about the Extended Detection and Response Platform that we went general availability on, I believe, around August 1 — if you take that capability and you combine it with the SIEM capability that Splunk brings, we believe that we really have the opportunity to predict and prevent threats in the future, particularly when we layer AI on top of all the data. And I will tell you that from the beginning of our conversations on this, Cisco’s security team is incredibly excited about the opportunity to work with Splunk, and the integration on the product side, we would intend to start that on day one.

Marilyn Mora: All right —

Meta Marshall: Got it. And then maybe just as a follow-up question, just very quickly, just — you have tended to make pretty small acquisitions over the past couple of years; just what was the decision into going with a bigger acquisition versus maybe a bigger suite of smaller acquisitions?

Charles Robbins: Yes, thanks for that. Every time I’ve been asked this question over the last seven years, I’ve always said that we don’t have a size limitation on how we think about M&A; we want technology and strategic fit, we want the valuation to be right, we want cultural fit to be right, and all of those things are true, and I would — I have said that we haven’t done a big deal because we had never gained conviction on a big deal. And I can tell you that the work that Gary has done at Splunk in the last 18 months is exceptional. The progress they’ve made, the financial aspects of this deal, as well as the strategic fit and the cultural fit, provided our entire team conviction that this was a great thing for us to do.

Operator: Our next question comes from Michael Ng with Goldman Sachs.

Michael Ng: I was just wondering if you could talk a little bit more about some of the go-to-market and new product synergy opportunities, and maybe also talk about whether or not you see any opportunities for cost synergies as well, maybe some of the initiatives that you’ll pursue to get those synergies, and is there any early way to help quantify any of that? Thank you very much.

Charles Robbins: Thanks, Michael. I would say, on the product side, it’s obviously early. We see what I described earlier, in particular, is integrating our security portfolio, and if you think about the insights that we — our customers actually have access to through our technologies like AppDynamics, through ThousandEyes, through just network visibility, when we combine that with the data and the platform that Splunk has, we believe we can deliver the greatest number of insights to our customers about what’s going on in their technology infrastructure than any other company, and that’s pretty exciting for us.

It’s obviously early. I would say on the go-to-market side, we think that if you look at where Splunk has been successful — and I’ll let Gary comment in just a moment — but we think there’s an opportunity to more rapidly expand the global presence. We think there’s an opportunity to leverage the global channel ecosystem that Cisco has built over the last 20-plus years, and we think there’s an opportunity to try to even create offerings that we’re able to take down-market a little more effectively. Gary, do you want to comment on anything?

Gary Steele: Yes, I’m super excited about the go-to-market opportunities. Specifically, if you look at our business today, we’re roughly two thirds domestic, one third international, and if you think about the power of Cisco’s broad footprint around the globe, really gives us a tremendous opportunity to get to markets that, frankly, we’re just not touching today. So I couldn’t be more excited about that. And you couple that, then, with the broad channel reach that Cisco brings. Our channel program, while we’ve made tremendous progress, we’re still relatively immature. And connecting to the Cisco channel, we can deliver just a tremendous opportunity to go drive business in many regions and with a broader customer set. So I couldn’t be more excited about the go-to-market opportunities.

Operator: Our next question comes from Ittai Kidron with Oppenheimer.

Ittai Kidron: Chuck, I’ve known you for many years, and I’ve known Cisco for even longer, and I’m kind of a bit surprised by the large size of the deal, and you gave your reasons. I guess my question is more kind of looking forward. Splunk’s transition to the cloud has been somewhat underwhelming, and many customers view its technology as legacy technology that’s being forced and pivoted into a cloud solution. I’m kind of wondering if, clearly, acquisition size is not a limitation for you, why not go after more modern architectures that can drive, probably, a longer-lasting impact on your model? Why go for companies that have, still, a significant size of their base on-premises rather than in the cloud?

Charles Robbins: Well, I will let Gary comment on their transition to the cloud. I’ll make a couple of opening comments. Ittai, thanks for the question.

I think when you talk to our customers today and you look at their security operation centers and the dependency that they have on Splunk’s technology and the positive comments that I’ve heard from our customers, particularly over the last 18 months with the progress that’s been made, and you couple that with the diligence that we did with Gary’s technical team and looked at the progress they’re making on the cloud transition, and I think more specifically, I believe, many customers have actually asked them to make sure they maintain an on-prem and a cloud version. So I’ll let Gary comment on where they are in the transition. Gary?

Gary Steele: You bet. I think one of the things that has really differentiated the company and is incredibly important to all of our customers is to be able to support a multi-cloud hybrid environment. We still have many large customers who are very dependent upon the capabilities that we allow for in a customer-managed environment. So while I understand your comments, the reality is, we’re really servicing the needs of our customers where they are today in this multi-cloud hybrid world, and I would say that again, if you look at our top line growth and the progress that we’ve made as a company, I feel really good about the innovation that we’re delivering and the capabilities that we’re allowing customers to achieve, driving resilience. And as Chuck said, if you look across the Global 2000, those companies rely on Splunk to keep their systems secure and digitally resilient. And so I think we’re at the very right spot for where those customers are in their own cloud journeys.

Ittai Kidron: Very good. Maybe as a follow-up, you have significant product overlap, especially on the observability side of the equation. Any thoughts how that will be brought together into a single unified approach?

Charles Robbins: Yes. I don’t think we have significant overlap, Ittai. I think we have — if you think about the data platform and the observability progress that they’ve made, and you couple that with our application visibility, you couple it with ThousandEyes visibility, the visibility out of the network, we think we can actually extend — we’ll have to make a decision on the platform, but I think that’s clearly going to be the scale that Splunk has. And — but our teams are super excited. Our observability teams were involved in this decision as well, and just as I said, our security teams were excited. They’re excited about it as well.

Gary Steele: Yes, and I’m particularly excited in the observability market, bringing together the capabilities of AppDynamics with our observability cloud, again servicing the needs of customers where they have workloads, in their own data centers across multiple clouds. I think there’s no one better to serve them than the combination of Cisco and Splunk.

Operator: Our question comes from David Vogt with UBS.

David Vogt: Chuck, I think the strategic fit makes a ton of sense, but I have to ask: In terms of sort of the regulatory backdrop and sort of the market participants, how are you thinking about that, or maybe Scott could touch on this as well, in terms of your closing? I think Scott talked about the end of calendar 3Q of 2024. How should we think about that? And I know Splunk has a small business in China; are you going to need approval in that market to get this deal closed? I’m just thinking back to the Acacia deal and just how that kind of played out. So any help there would be great. Thanks.

Charles Robbins: Yes, you might actually think we had that conversation along the way. I would say that — look, this is — there’s not any overlap in our portfolios, so we’re not consolidating any industries. I mean, these are complementary technologies, and candidly, with all the cyber threats that our customers are facing today, this should be viewed as a very positive deal to provide better protection for customers in the United States and around the world. And so hopefully, that will become very clear to everyone.

And I think we have — we’ve had a lot of counsel that have looked at it and believe that the nine- to 12-month window is probably accurate. Scott, do you want to comment?

Scott Herren: No, I think you hit it. We don’t see a ton of product or market overlap here, and so that — while there will clearly be a regulatory review, we think we get through that in nine to 12 months.

Charles Robbins: Oh, and by the way, just to clarify, we do not — we will not need China approval.

David Vogt: Great. And just maybe just one quick follow-up. I know Splunk has a ton of convertibles outstanding; I would assume that this transaction, they’re counted as fully diluted, and that’ll — that got factored into the $28-billion consideration price. Is that the right way to think about the purchase price?

Scott Herren: Yes, that’s right, David.

Marilyn Mora: All right, thank you. That was our last question, and I’ll turn it over to you, Chuck.

Charles Robbins: I just want to thank everybody for joining us on such short notice — sorry to have to do that to you — and just reiterate how excited we are about this combination, and we look forward to updating you as we move forward. Thanks a lot.

Operator: Thank you for your participation. Participants, you may disconnect at this time.

Cisco Forward-Looking Statements

This transcript may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “strives,” “goal,” “intends,” “may,” “endeavors,” “continues,” “projects,” “seeks,” or “targets,” or the negative of these terms or other comparable terminology, as well as similar expressions) should be considered to be forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements, as these statements are the management’s beliefs and assumptions, many of which, by their nature, are inherently uncertain, and outside of the management’s control. Forward-looking statements may include statements regarding the expected benefits to Cisco, Splunk and their respective customers from completing the transaction, the integration of Splunk’s and Cisco’s complementary capabilities to create an end-to-end platform designed to unlock greater digital resilience for customers, plans for future investment and capital allocation, the expected financial performance of Cisco following the expected completion of the transaction, and the expected completion of the transaction. Statements regarding future events are based on the parties’ current expectations, estimates and projections and are necessarily subject to associated risks related to, among other things, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals and other conditions to the completion of the transaction, (ii) the effect of the announcement or pendency of the proposed transaction on Splunk’s business, operating results, and relationships with customers, suppliers, competitors and others, (iii) risks that the proposed transaction may disrupt Splunk’s current plans and business operations, (iv) risks related to the diverting of management’s attention from Splunk’s ongoing business operations, (v) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, (vi) the outcome of any legal proceedings related to the transaction, (vii) the potential effects on the accounting of the proposed transaction, (viii) legislative, regulatory and economic developments, (ix) general economic conditions, (x) restrictions during the pendency of the proposed transaction that may impact Splunk’s ability to pursue certain business opportunities or strategic transactions, (xi) the retention of key personnel and (xii) the ability of Cisco to successfully integrate Splunk’s market opportunities, technology, personnel and operations and to achieve expected benefits. Therefore, actual results may differ materially and adversely from the anticipated results or outcomes indicated in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Cisco’s most recent report on Form 10-K filed on September 7, 2023, as well as the “Risk Factors” section of Splunk’s most recent reports on Form 10-Q and Form 10-K filed with the SEC on August 24, 2023, and March 23, 2023, respectively. The parties undertake no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Splunk Forward-Looking Statements

This transcript contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Splunk’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Splunk and Cisco, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Splunk’s business and other conditions to the completion of the transaction; (ii) the impact of the COVID-19 pandemic on Splunk’s business and general economic conditions; (iii) Splunk’s ability to implement its business strategy; (iv) significant transaction costs associated with the proposed transaction; (v) potential litigation relating to the proposed transaction; (vi) the risk that disruptions from the proposed transaction will harm Splunk’s business, including current plans and operations; (vii) the ability of Splunk to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) legislative, regulatory and economic developments affecting Splunk’s business; (x) general economic and market developments and conditions; (xi) the evolving legal, regulatory and tax regimes under which Splunk operates; (xii) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Splunk’s financial performance; (xiii) restrictions during the pendency of the proposed transaction that may impact Splunk’s ability to pursue certain business opportunities or strategic transactions; and (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Splunk’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the proxy statement to be filed with the U.S. Securities and Exchange Commission in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the proxy statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Splunk’s financial condition, results of operations, or liquidity. Splunk does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction and required stockholder approval, Splunk will file with the SEC a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of Splunk. Splunk’s stockholders are urged to carefully read the proxy statement (including all amendments, supplements and any documents incorporated by reference therein) and other relevant materials filed or to be filed with the SEC and in their entirety when they become available because they will contain important information about the proposed transaction and the parties to the transaction. Investors may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Splunk by going to Splunk’s Investor Relations page on its corporate website at https://investors.splunk.com or by contacting Splunk Investor Relations at ir@splunk.com.

Participants in the Solicitation

Splunk and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Splunk’s stockholders with respect to the transaction. Information about Splunk’s directors and executive officers, including their ownership of Splunk securities, is set forth in the proxy statement for Splunk’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on May 9, 2023, Form 8- K filed with the SEC on September 21, 2023, and Splunk’s other filings with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of Splunk and its respective executive officers and directors in the transaction, which may be different than those of Splunk stockholders generally, by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

In addition, Cisco and its executive officers and directors may be deemed to have participated in the solicitation of proxies from Splunk’s stockholders in favor of the approval of the transaction. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on October 18, 2022, annual report on Form 10-K filed with the SEC on September 7, 2023, Forms 8-K filed with the SEC on February 21, 2023, July 19, 2023, and September 21, 2023, and Cisco’s other filings with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Cisco’s Investor Relations website at https://investor.cisco.com.